Exhibit 5.1

19 March 2018

IBEX Holdings Limited
Crawford House
50 Cedar Avenue
Hamilton HM11
Bermuda

Dear Sirs,

IBEX Holdings Limited

We have acted as special legal counsel in Bermuda to IBEX Holdings Limited (the “Company”) in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 19 March 2018 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of up to 4,000,000 of the Company’s common shares, par value US$0.000111650536 each (“Common Shares”), at a price of between $14.00 and $16.00 per share. The Common Shares are being offered by the Company to the public by way of an initial public offering (“IPO”), together with an additional 600,000 Common Shares which are being offered pursuant to 30-day option granted to the underwriters, Robert W. Baird & Co. Incorporated, Piper Jaffray & Co., William Blair & Company, L.L.C. and SunTrust Robinson Humphrey, Inc.

Documents Reviewed

1.	For the purpose of giving this opinion, we have reviewed the following documents:

1.1          the Registration Statement;

1.2	the following constitutional documents (together the “Constitutional Documents”):

(a)	the memorandum of association dated 28 February 2017;

(b)	the bye-laws adopted on 3 March 2017 of the Company;

(c)	the amended and restated bye-laws of the Company to be adopted on the date the IPO becomes effective and which are attached as an exhibit to the Registration Statement; and

(d)	a shareholders agreement made between the Company and its majority shareholder, The Resource Group International Limited (“TRGI”), dated 15 September 2017;

1.4	the following resolutions (together the “Resolutions”):

(a)	a copy of the written resolutions of the board of directors of the Company dated 16 March 2018 relating to the consolidation and division of the Company’s share capital;

(b)	a copy of the written resolutions of the members of the Company dated 16 March 2018, relating to the consolidation and division of the Company’s share capital;

(c)	a copy of the written resolutions of the members of the Company dated 17 March 2018 relating to the appointment of additional directors of the Company;

(d)	a copy of the minutes of a meeting of the board of directors of the Company held on 18 March 2018 relating to the approval of the IPO and matters connected therewith; and

(e)	a copy of the written consent of TRGI dated 18 March 2018;

1.5	a certificate of compliance in respect of the Company issued by the Registrar of Companies dated 16 March 2018; and

1.6	such other documents as we have deemed necessary in order to render the opinions given below.

Assumptions

2.          We have assumed for the purposes of this opinion:

2.1	the genuineness and authenticity of all signatures on all documents which we have examined;

2.2
the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents produced to us as copies of such documents and the conformity to authentic original documents of all documents and other documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

2.3
that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.4	the accuracy and completeness of all factual representations contained in the Registration Statement and other documents reviewed by us;

2.5	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.7
that the resolutions set forth in the Resolutions are in full force and effect, have not been rescinded and that there is no matter affecting the authority of the directors to effect the transactions approved therein, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

2.8	that upon any issue and sale of the Common Shares the Company will receive consideration of the full issue price of such Common Shares equal at least to the par value of such Common Shares;

2.9
that at the time of issue of the Common Shares, the Common Shares are and will continue to be listed on NASDAQ or on another appointed stock exchange (as defined in section 2(1) of the Companies Act 1981 (as amended)), meaning that the Company has received general permission under the Exchange Control Act 1972 (and the regulations made thereunder) from the BMA for  the issue and subsequent free transferability of the Common Shares, up to the amount of the Company’s  authorised capital from time to time; and

2.10
the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with offering of the Common Shares as described in the Registration Statement.

Opinions

3.	Based upon and subject to the foregoing, and further subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

3.1
The Company is an exempted company duly incorporated with limited liability and each is validly existing in good standing under the laws of Bermuda (meaning that each of the Company has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

3.2
When the Common Shares are issued as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

Reservations

4.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ ASW Law Limited

ASW Law Limited